Exhibit 10.1
July 26, 2010
Bill Braman
1701 E. Market Street
Jeffersonville, IN 47130
Dear Bill:
We are pleased to offer to you a promotion to the position of Senior Vice President & Chief Operating Officer — Transportation Services, reporting to Mike Ryan, President and CEO. Below is an outline of the compensation and benefits package that the Company is offering for your consideration:
Position: Senior Vice President & Chief Operating Officer — Transportation Services
Departmental Responsibilities: You will be responsible for the transportation operations business. Specially, you will have responsibility for the Operations, Safety, Vessel Training, Logistic Services, Maintenance and other duties as assigned.
Salary Grade / Base Annual Salary: Grade 18/ $250,000. Your salary will be paid on a semi-monthly basis, in accordance with ACL’s payroll practice and procedures for salaried employees. Your salary will be subject to change from time to time based upon your job performance.
Reimbursement of Relocation Fees. You will have the opportunity to utilize ACL’s Relocation Policy, ACL shall reimburse you for the customary and reasonable relocation expenses that you and your family incur in moving your residence to the Jeffersonville, Indiana area. The benefits of the plan expire on August 20, 2010.
Vacation. You are eligible to earn up to four (4) weeks of vacation each calendar year. Vacation accrual and scheduling are subject to ACL’s salaried vacation policy.
Annual Incentive Plan Eligibility: You will be eligible to receive an annual target bonus of 65% of your base annual earnings based on achievement of ACL performance targets established by the Compensation Committee of the Board of Directors. AIP bonus eligibility is determined by achievement of overall company financial performance targets, departmental goals and objectives and individual performance measures which may be established by ACL from time to time. All AIP bonus payments are subject to approval by the Compensation Committee of the Board of Directors. Any AIP bonus payments will be calculated and disbursed following the release of the Company’s audited financial results for the given calendar year (generally occurring each February). The AIP awarded for 2010 performance in the first quarter of 2011 will be prorated based upon your time as Vice President & General Manager — Transportation Services (50%) AIP

Exhibit 10.1
target and previous salary and Senior Vice President & Chief Operating Officer — Transportation Services (65%) AIP target and new salary.
Long-Term Incentive Eligibility: Based on ACL’s current compensation structure, your target LTI opportunity is equal to approximately 100% of annual base salary. The compensation structure is subject to change at any time. All LTI equity grants are subject to the terms of ACL’s stock ownership plan(s), must be approved by the Board of Directors, and are generally issued during the first calendar quarter of each year. Components of the equity grants may include stock options, restricted stock units and performance restricted units. You will be eligible to participate in the LTI plan as a Grade 18 beginning with the next grant.
Employee Benefits: As a salaried employee you are eligible to participate in Company-sponsored employee benefit programs that include, but are not limited to, ACL’s group medical, dental, vision, short-term and long-term disability, life insurance and retirement savings plans. Details of the benefit programs are contained in plan documents and summary plan descriptions that are provided to you from time to time.
Post -Employment Screening: ACL has the right to conduct a post employment background check to determine the accuracy of the information provided in your employment application and to determine your fitness for duty with respect to any position within ACL. Additionally, ACL has the right to terminate your employment at any time if it discovers that you have provided incomplete, untrue or misleading answers in your employment application or on any other employment related documents or forms at any time during your employment.
Severance: ACL will provide (12) twelve months severance (of base salary), paid semi-monthly less applicable federal and state withholdings, if your employment is involuntarily terminated without cause. No severance pay will be granted for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability. All payments provided to you under this section are contingent on your executing, and not revoking, ACL’s form of general release and waiver, within 30 days of the date of your termination of employment.
Starting Date: Based on our previous discussions, your promotion to Senior Vice President & Chief Operating Officer — Transportation Services with ACL would begin on July 26, 2010.
The foregoing summarizes the terms and conditions applicable to the promotion being offered to you. You will continue, of course, to be subject to all policies and procedures of ACL. This letter is provided for informational purposes only and does not constitute an agreement or contract.
Bill, we are very excited about offering you this promotional opportunity at ACL. We believe your experiences and hands on leadership style have and will continue to lead us toward success. Congratulations on your promotion and I look forward to seeing continued improvement in our Transportation Services business.
Should you have any questions, please do not hesitate to contact Rich Spriggle, our Senior Vice President of Human Resources or me. Please indicate your acceptance by signing in the space provided below and returning to me.

Exhibit 10.1
Regards,
Mike Ryan
President & Chief Executive Officer
By signing below, I agree to accept the above referenced promotion with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that I shall have the right to terminate my employment with ACL at any time for any reason by providing ACL with reasonable notice and the Company shall have the same right to discontinue my employment at any time for any reason.

/s/ William A Braman	7/26/2010

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